Exhibit 10.1

EXECUTION VERSION

Sarepta Therapeutics, Inc.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of June 26, 2017, between Sarepta Therapeutics, Inc., a Delaware corporation (the “Company”), and Douglas S. Ingram (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as the President and Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms and conditions of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the President and Chief Executive Officer of the Company. In this capacity, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Board of Directors of the Company (the “Board”) shall designate from time to time that are not inconsistent with the Executive’s position as the President and Chief Executive Officer of the Company. The Executive shall report to the Board.

(b) During the Employment Term, the Executive shall devote all of the Executive’s business time, energy and skill and the Executive’s efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) serving on one or more non-profit organization boards of directors, subject to informing and consulting with the Board; (ii) one or more for-profit company boards of directors, subject to the prior written approval of the Board; (iii) participating in charitable, civic, educational, professional, community or industry affairs; and (iv) managing the Executive’s passive personal investments so long as such activities, individually or in the aggregate, do not materially interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict of interest.

(c) The Executive shall become a member of the Board as of the Effective Date (as defined in Section 2 hereof). Subject to Section 8(e) hereof, during the Employment Term, the Board shall nominate the Executive for re-election as a member of the Board at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements.

EXECUTION VERSION

2. EMPLOYMENT TERM. The Company agrees to employ the Executive under and pursuant to the terms of this Agreement, and the Executive agrees to be so employed as President and Chief Executive Officer, for an initial term of three years (the “Initial Term”) commencing as of the date hereof (the “Effective Date”). At the conclusion of the Initial Term, and on each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically renewed for successive one-year periods, provided, however, that either party hereto may elect not to renew the term of this Agreement by giving written notice to the other party at least 60 days prior to any such date. Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated prior to the end of the then current Employment Term (as defined below) in accordance with Section 7 hereof, subject to Section 8 hereof. The period of time between the Effective Date and the termination or expiration of the term of this Agreement shall be referred to herein as the “Employment Term.” If the Executive continues employment with the Company after the termination or expiration of the Employment Term, such employment shall be on an at-will basis. For the avoidance of doubt, a non-renewal of the Agreement by the Company shall not constitute a termination of the Executive’s employment by the Company without Cause and a non-renewal of the Agreement by the Executive shall not constitute a termination of the Executive’s employment by Executive for Good Reason, and if the Executive’s employment with the Company terminates at such time of non-renewal (other than for Cause), the Executive shall be entitled to: (i) the Accrued Benefits (as defined in Section 8(a) hereof); (ii) the vesting of the Performance Option Award (as defined in Section 5(b) hereof) based on the Pro Rata Equity Vesting Percentage, as described in Section 8(c)(ii)(B) hereof; and (iii) the 12-month minimum period of the time to exercise equity awards (as provided in Section 8(f) hereof), and such benefits under clauses (i), (ii) and (iii) above shall be the only entitlements the Executive has pursuant to this Agreement. Concurrently with the execution of this Agreement, the Company and the Executive shall enter into that certain Change in Control Agreement between the Company and the Executive dated June 26, 2017 (the “CIC Severance Agreement”). For the avoidance of doubt, the termination or expiration of this Agreement shall not operate to terminate the CIC Severance Agreement.

3. BASE SALARY. The Company agrees to pay the Executive a base salary at an annual rate of not less than $650,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof), and may be increased, but not decreased below its then current level, from time to time by the Board. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. ANNUAL BONUS. During the Employment Term, the Executive shall be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of at least 90% of the Executive’s Base Salary (the “Target Bonus”), upon the attainment of one or more pre-established performance goals established by the Board or the Company’s Compensation Committee (the “Committee”) following good-faith consultation with the Executive. To the extent determined by the Committee, all or any portion of Executive’s Annual Bonus may be paid in the form of equity compensation awards under the Company’s Amended and Restated 2011 Equity Incentive Plan, as amended and/or restated from time to time, or any successor shareholder-approved Company equity compensation plan. Any portion of the Annual

EXECUTION VERSION

Bonus payable in cash shall be deemed “earned” if the Executive is employed on the last day of the applicable year, and the Annual Bonus, whether paid in cash or equity, shall be paid or delivered no later than March 15th of the calendar year immediately following the applicable year to which the Annual Bonus relates.

5. EQUITY AWARDS.

(a) INDUCEMENT RESTRICTED STOCK AWARD. On the Effective Date, as an inducement material to the Executive entering into this Agreement and thereby becoming an employee of the Company, the Executive shall receive an inducement award in the form of 335,000 shares of restricted common stock of the Company (the “Restricted Stock Award”), which shall be granted pursuant to the 2014 Employment Commencement Incentive Plan, as amended, (the “2014 Incentive Plan”). Twenty-five percent of the Restricted Stock Award shall vest on the one-year anniversary of the Effective Date, and one thirty-sixth (1/36th) of the remaining unvested Restricted Stock Award shall vest on each monthly anniversary of the Effective Date thereafter, ending on the fourth anniversary of the Effective Date, in each case, subject to the Executive’s continued service to the Company or a subsidiary thereof from the date of grant through each applicable vesting date. The Restricted Stock Award shall be subject to Section 26 hereof and to such other terms and conditions contained in the 2014 Incentive Plan and the Company’s form of restricted stock agreement under the 2014 Incentive Plan.

(b) INDUCEMENT PERFORMANCE OPTION AWARD. On the Effective Date, in lieu of any future annual equity awards for the first five years of the Executive’s employment and as an inducement material to the Executive entering into this Agreement and thereby becoming an employee of the Company, the Executive shall receive an additional inducement award in the form of an option to purchase 3,300,000 shares of the Company’s common stock (the “Performance Option Award”), which shall be granted pursuant to the 2014 Incentive Plan. Except as expressly provided in Sections 8(c)(ii)(B) and 8(d)(v)(B) hereof and Section 3(c)(ii) of the CIC Severance Agreement, the Performance Option Award shall vest only as provided in this Section 5(b). On the fifth anniversary of the Effective Date, subject to the Executive’s continued service to the Company or a subsidiary thereof from the date of grant through such fifth anniversary date, a percentage of the Performance Option Award shall vest determined using the table below (such percentage, the “Five-Year Vesting Percentage”) based on the extent to which the compounded annual growth rate (“CAGR”) of the Company’s stock price from the Effective Date (based on the closing price on such date) through the fifth anniversary of the Effective Date (based on the average of the closing price of the Company’s common stock on the 20 trading days immediately preceding such date) (the “Five-Year Company CAGR”) exceeds the CAGR of the NASDAQ Biotech Index (symbol NBI) (or any successor index) (the “Biotech Index”) during the same period (the “Five Year-Biotech Index CAGR”).

EXECUTION VERSION

Five-Year Vesting Percentage Table

Five-Year Company CAGR:	15%- 19.99%	20%- 24.99%	25%- 29.99%	30%- 34.99%	35%- 39.99	>40%
Percent Five-Year Company CAGR exceeds Five-Year Biotech Index CAGR:	Option Vesting Percentage at 5th Anniversary of Grant
0.00%-0.99%	0.00%	0.00%	0.00%	16.67%	33.33%	33.33%
1.00%-1.99%	0.00%	0.00%	8.33%	26.67%	43.33%	46.67%
2%-2.99%	0.00%	0.00%	16.67%	36.67%	53.33%	60.00%
3%-3.99%	0.00%	8.33%	25.00%	46.67%	63.33%	73.33%
4%-4.99%	8.33%	16.67%	33.33%	56.67%	73.33%	86.67%
at least 5%	16.67%	33.33%	50.00%	66.67%	83.33%	100.00%

Except as expressly provided in Section 8(c)(ii)(B) or 8(d)(v)(B) hereof or pursuant to Section 3(c)(ii) of the CIC Severance Agreement, no vesting shall occur pursuant to this Section 5(b) prior to the fifth anniversary of the Effective Date. No vesting shall occur if the Five-Year Company CAGR is less than 15%. If the Five-Year Company CAGR is at least 15%, then the applicable column in the table above to which the Five-Year Company CAGR relates must be identified. After such identification, the Five-Year Vesting Percentage shall be equal to the applicable percentage in the cell within the table above that corresponds with the applicable percentage in the left column by which the Five-Year Company CAGR exceeds the Five-Year Biotech Index CAGR (i.e., Five-Year Company CAGR less Five-Year Biotech Index CAGR). If the Five-Year Company CAGR is less than the Five-Year Biotech Index CAGR, the Five-Year Vesting Percentage shall be zero (0%). For the avoidance of doubt, no interpolation between levels shall be used to determine the Five-Year Vesting Percentage. Exhibit A contains examples demonstrating the vesting under this Section 2(b) and the pro rata vesting provided under Section 8(d)(v)(B) hereof and Section 3(c)(ii) of the CIC Severance Agreement. The Performance Option Award shall be subject to Section 26 hereof and to such other terms and conditions contained in the 2014 Incentive Plan and the Company’s form of option agreement under the 2014 Incentive Plan.

(c) ANNUAL EQUITY AWARDS. Beginning on the fifth anniversary of the Effective Date and in each calendar year during the Employment Term thereafter, the Executive shall be eligible to receive a long-term incentive award commensurate with the Executive’s position as the President and Chief Executive Officer of the Company, in such amount and form, and subject to such terms and conditions, as may be determined in the sole discretion of the Board or the Committee.

(d) ACCELERATION. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, authorize the accelerated vesting of a portion of or all of the Executive’s unvested Restricted Stock Award and/or Performance Option Award, but shall be under no obligation to do so. Any remaining unvested equity awards as of the termination date shall be immediately forfeited and of no further force or effect, except as provided in Section 8(d)(v)(C) hereof.

EXECUTION VERSION

6. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. The Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, on the same basis as those benefits are generally made available to other executives of the Company, subject to satisfying the terms and conditions of such plans, including the applicable eligibility requirements.

(b) VACATIONS. The Executive shall be entitled to paid vacation in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

(c) BUSINESS AND TRAVEL EXPENSES. Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable business expenses incurred in connection with the performance of the Executive’s duties hereunder and the Company’s policies with regard thereto.

7. TERMINATION. The Executive’s employment and the Employment Term hereunder shall terminate on the first of the following to occur:

(a) DISABILITY. Upon thirty (30) days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period. Notwithstanding the foregoing, in the event that as a result of earlier absence because of mental or physical incapacity Executive incurs a “separation from service” within the meaning of such term under Code Section 409A (as defined in Section 25(a) hereof), Executive shall on such date automatically be terminated from employment as a Disability termination.

(b) DEATH. Automatically on the date of death of the Executive.

(c) CAUSE. Subject to this Section 7(c), immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean:

(i) The Executive’s substantial and repeated failure to perform in good faith the Executive’s duties or follow the reasonable and legal written direction of the Board after the Executive has received a written demand of the same from the Company which specifically sets forth the factual basis for the Company’s belief that the Executive has not substantially performed and the Executive has failed to cure such non-performance, if curable, within ten (10) business days after receiving such notice;

(ii) The Executive’s willful material misconduct with respect to any material aspect of the business of the Company;

(iii) The Executive’s conviction of or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

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(iv) The Executive’s performance of any material act of theft, fraud or malfeasance in connection with the performance of the Executive’s duties to the Company; or

(v) A material breach of this Agreement or material violation of the Company’s code of conduct or other written material Company policy after the Executive has received written notice specifying such breach or violation, and the Executive has failed to cure such breach or violation, if curable, within ten (10) business days after receiving such notice.

(d) WITHOUT CAUSE. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).

(e) GOOD REASON. Upon thirty (30) days’ prior written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events:

(i) Material diminution in the Executive’s Base Salary or Target Bonus;

(ii) Material diminution in the Executive’s title, authority, duties or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law);

(iii) Relocation of the Executive’s primary work location by more than 50 miles from its then current location; or

(iv) A material breach by the Company of this Agreement, any equity award agreement or the CIC Severance Agreement, including, without limitation, the removal of the Executive from the Board by the Company (other than for Cause) or the failure to nominate the Executive for re-election to serve on the Board

The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and the Company shall have thirty (30) days following receipt of such notice to cure such circumstances in all material respects, provided, that, no termination for Good Reason shall occur after the 180th day following the first occurrence of any Good Reason event.

(f) WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

EXECUTION VERSION

8. CONSEQUENCES OF TERMINATION.

(a) DEATH OR DISABILITY. In the event that the Executive’s employment is terminated due to the Executive’s death or Disability, the Executive or the Executive’s legal representative or estate, as the case may be, shall be entitled to the “Accrued Benefits,” which shall mean: (i) any earned but unpaid Base Salary through the date of termination, payable in accordance with the regular payroll practices of the Company, but no later than thirty (30) days following the date of termination; (ii) any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination, payable at the time such bonuses would have been paid if the Executive was still employed with the Company; (iii) reimbursement for any unreimbursed business expenses incurred through the date of termination within thirty (30) days following the date of termination; (iv) any accrued but unused vacation time in accordance with Company policy; and (v) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement.

(b) TERMINATION FOR CAUSE. If the Executive’s employment is terminated by the Company for Cause, the Company shall pay to the Executive the Accrued Benefits (other than the benefit described in Section 8(a)(ii) hereof). Notwithstanding anything to the contrary in Section 8(a) hereof, in the event of a termination for Cause, Executive shall be paid any earned but unpaid Base Salary and accrued but unused vacation time on the date of termination.

(c) TERMINATION WITHOUT GOOD REASON OR AS A RESULT OF NON-RENEWAL OF THIS EMPLOYMENT TERM.

(i) If the Executive’s employment is terminated by the Executive without Good Reason, the Company shall pay to the Executive the Accrued Benefits.

(ii) If the Executive’s employment is terminated as a result of non-renewal of the Employment Term as provided in Section 2 hereof:

(A) the Company shall pay to the Executive the Accrued Benefits; and

(B) a pro rata portion of the Executive’s outstanding Performance Option Award shall vest based on performance through the date of termination and shall be determined as follows: identify the CAGR of the Company’s stock price (the “Company CAGR”) from the Effective Date through the date of the Executive’s termination; and following identification, calculate the CAGR of the Biotech Index (the “Biotech Index CAGR”) from the Effective Date through the date of the Executive’s termination and then determine the vesting percentage in the same manner as described in Section 5(b) hereof, substituting the date of termination for the fifth anniversary of the Effective Date. To determine such pro rata portion, such vesting percentage shall be multiplied by a fraction, the numerator of which is the number of full months that the Executive performed services for the Company and any subsidiary thereof and the denominator of which is 60 (this vesting percentage multiplied by this fraction is the “Pro Rata Equity Vesting Percentage”). For purposes of determining the Company’s stock

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price, such price shall be based on (i) the closing price of the Company’s common stock on the date of grant, and (ii) the average of the closing prices of the Company’s common stock on the 20 trading days immediately preceding the date of the Executive’s termination. Any portion of the Performance Option Award that does not vest pursuant to this Section 8(c)(ii)(B) as of the date of the Executive’s termination shall be immediately forfeited and of no further force or effect, subject to Section 8(d)(v)(C) hereof.

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OUTSIDE OF CHANGE IN CONTROL PERIOD. If during the Employment Term and outside of a Change in Control Period (as defined in the CIC Severance Agreement), the Executive’s employment by the Company is terminated (x) by the Company without Cause, or (y) by the Executive for Good Reason, the Company shall pay or provide the Executive with the following, subject to the provisions of Section 25 hereof:

(i) The Accrued Benefits;

(ii) A pro rata portion of the Annual Bonus for the year in which the date of the Executive’s termination occurs (based on service from the beginning of the performance period until the date of termination), subject to the actual achievement of the performance goals, as determined by the Committee following the end of the applicable performance period and payable at the time such bonuses are paid to other executives of the Company;

(iii) An aggregate amount equal to the sum of (1) 18 months of the Executive’s then current Base Salary and (2) the Executive’s Target Bonus, payable in substantially equal installments in accordance with the regular payroll policies of the Company, over a period of 18 months following the date of termination of employment, except that the first installment shall be paid on the sixtieth (60th) day following the date of termination and shall include any prior installment that would have been payable if the Release requirement set forth in Section 9 hereof were satisfied on the date of termination;

(iv) A monthly amount equal to the monthly amount of the COBRA continuation coverage premium under the Company’s group medical plans as in effect from time to time less the amount of the Executive’s portion of the premium as if the Executive was an active employee for a period of 18 months, except that (1) the first installment shall be paid on the sixtieth (60th) day following the date of termination and shall include any prior installment that would have been payable if the Release requirement set forth in Section 9 hereof were satisfied on the date of termination and (2) such monthly amounts shall cease on the date the Executive becomes eligible for group health coverage through a new employer;

(v) The Restricted Stock Award and Performance Option Award shall become vested or forfeited, as provided below:

(A) For the Restricted Stock Award, a portion of the Executive’s Restricted Stock Award shall vest on the Executive’s date of termination with respect to an additional 25% (or such lesser amount, if applicable) of the total shares underlying the Restricted Stock Award;

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(B) For the Performance Option Award, a portion of the Executive’s Performance Option Award shall vest in accordance with the methodology provided in Section 8(c)(ii)(B) hereof; and

(C) Any portion of the Restricted Stock Award or the Performance Option Award that does not vest pursuant to this Section 8(d)(v), as of the termination date (the “Unvested Awards”), shall be immediately forfeited and of no further force or effect, provided that forfeiture of the Unvested Awards shall be suspended for ninety (90) days following the Executive’s termination, and such suspension shall be solely for the purpose of allowing additional vesting of the applicable portion of the Unvested Awards to the extent expressly provided under the terms of the CIC Severance Agreement should a Change in Control (as defined in the CIC Severance Agreement) occur during the 90-day forfeiture suspension period. In the event a Change in Control does not occur during such 90-day forfeiture suspension period, the Unvested Awards shall be immediately forfeited at the end of the 90-day forfeiture suspension period and be of no further force or effect. In the event a Change in Control occurs during the 90-day forfeiture suspension period, any portion of the Unvested Award that does not vest under the terms of the CIC Severance Agreement shall be immediately forfeited and of no further force or effect.

(vi) Outplacement services at a level commensurate with the Executive’s position in accordance with the Company’s practices as in effect from time to time provided that the cost of such outplacement shall not exceed $20,000; and provided, further, that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the date of termination.

(e) OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from the Board and any other position as an officer, director or fiduciary of any Company-related entity. To the extent Executive remains an employee of the Company but, is no longer serving in the capacity of the Chief Executive Officer, Executive shall promptly resign from the Board upon such change in responsibilities.

(f) EXERCISE PERIOD. In the event of a termination without Cause by the Company, termination for Good Reason by Executive or termination as a result of the non-renewal of the Executive’s Employment Term as provided in Section 2 hereof, Executive shall have no less than 12 months from the date of termination (but in no event beyond the remaining term of such equity awards) to exercise any equity awards (i) already vested as of the date of termination or (ii) vested in accordance with Section 8(d)(v) hereof. In the event of termination for any reason other than without Cause, Good Reason or the non-renewal of the Employment Term, the time period to exercise any equity awards already vested as of the date of termination shall be as set forth in the applicable award agreements.

EXECUTION VERSION

(g) TERMINATION DURING A CHANGE IN CONTROL PERIOD. In the event the Executive experiences a “Covered Termination” during the “Change in Control Period” (each term as defined in the CIC Severance Agreement) that is coincident with the Employment Term, the Executive shall be entitled severance payments and benefits under the CIC Severance Agreement in accordance with its terms and conditions, without duplication of the severance payments and benefits provided under this Agreement. In the event the Executive experiences a Covered Termination that is coincident with the Employment Term and that occurs during the “Pre-Change in Control Period” (as defined in the CIC Severance Agreement), severance payments and benefits payable or provided under this Agreement shall cease upon the “Change in Control” (as defined in the CIC Severance Agreement) and the Executive shall no longer be entitled to further severance payments or benefits under this Agreement. Instead, the Executive shall be paid under the CIC Severance Agreement in accordance with its terms and conditions and any severance payments and benefits payable or provided under the CIC Severance Agreement shall be reduced by any severance payments and benefits paid or provided under this Agreement, notwithstanding anything else to the contrary in this Agreement or the CIC Severance Agreement. In the event the Executive experiences a Covered Termination during the Post-Change in Control Period (as defined in the CIC Severance Agreement), the Executive will not be entitled to any severance payments or benefits under this Agreement.

9. RELEASE; NO MITIGATION. Any and all amounts payable and benefits or additional rights provided pursuant to Section 8(d) hereof or in connection with the Executive’s termination of employment as a result of non-renewal of the Employment Term pursuant to Section 8(c) hereof, in each case, beyond the Accrued Benefits, shall be payable only if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company substantially in the same form as attached hereto as Exhibit B (the “Release”). Such Release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of termination; provided that the Company delivers to Executive such Release within seven (7) days after the date of termination. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer, except as provided in Section 8(d)(iv) hereof.

10. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law,

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regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). In addition, nothing in this Agreement shall be construed to prohibit the Executive from reporting possible violations of federal or state law or regulations to any governmental agency or self-regulatory organization with oversight responsibility for the Company, or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations. Prior authorization of the Company is not required to make any such reports or disclosures, and the Executive is not required to notify the Company that he has made such reports or disclosures.

(b) NONCOMPETITION. The Executive acknowledges that the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Executive’s employment hereunder and for a period of eighteen (18) months thereafter, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in the research, development or sale of Duchenne Muscular Dystrophy treatments, oligonucleotide based therapies, or chemistry platforms that compete with Company or any of its subsidiaries or affiliates or in any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as the Executive has no active participation in the business of such corporation. In addition, the provisions of this Section 10(b) shall not be violated by the Executive commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its subsidiaries or affiliates so long as the Executive and such subsidiary, division or unit does not engage in a business in competition with the Company or any of its subsidiaries or affiliates.

(c) NONSOLICITATION; NONINTERFERENCE; NONDISPARAGEMENT. (i) During the Executive’s employment with the Company and for a period of eighteen (18) months thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(ii) During the Executive’s employment with the Company and for a period of eighteen (18) months thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or

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affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 10(c)(ii) while so employed or retained and for a period of six (6) months thereafter, or (C) either publicly or privately, disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, individuals or the Company’s, products, services, technology or business.

(iii) Notwithstanding the foregoing, the provisions of this Section 10(c) shall not be violated by (A) general advertising or solicitation not specifically targeted at Company-related persons or entities, (B) the Executive serving as a reference, upon request, for any employee of the Company or any of its subsidiaries or affiliates, or (C) actions taken by any person or entity with which the Executive is associated if the Executive is not personally involved in any manner in the matter and has not identified such Company-related person or entity for soliciting or hiring.

(d) RETURN OF COMPANY PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Executive may retain the Executive’s rolodex and similar address books provided that such items only include contact information. To the extent that the Executive is provided with a cell phone number by the Company during employment, the Company shall cooperate with the Executive in transferring such cell phone number to the Executive’s individual name following the date of termination.

(e) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(f) TOLLING. In the event of any violation of the provisions of this Section 10, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

EXECUTION VERSION

(g) SURVIVAL OF PROVISIONS. The obligations contained in Sections 10 and 11 hereof as well as those set forth in the Confidential Proprietary Rights and Non-Disclosure Agreement attached as Exhibit C (the “Confidentiality Agreement”) shall survive the termination or expiration of the Employment Term and any termination of the Executive’s employment with the Company and shall be fully enforceable thereafter.

11. COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company (and at such times that are reasonably convenient for the Executive after termination of the Executive’s employment with the Company), the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will assist while employed (and will provide reasonable assistance after termination of the Executive’s employment with the Company) to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist while employed (and will provide reasonable assistance after termination of the Executive’s employment with the Company) to the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive agrees that while employed by the Company, the Executive will promptly inform the Company if the Executive becomes aware of any lawsuit or government investigation involving any claim that may be filed or threatened against the Company or its affiliates, and that after termination of the Executive’s employment with the Company, the Executive will promptly inform the Company if the Executive (i) is served with a complaint, summons, subpoena, pleading, order or other similar document relating to the Company or its affiliates, or (ii) otherwise receives written notice of any lawsuit, government investigation or regulatory body action involving any claim that may be filed or threatened against the Company or its affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 11 and, in the event Executive is no longer receiving any compensation or benefits under this Agreement or as a Company employee, shall pay Executive a reasonable hourly rate for any work performed at Company’s request.

12. EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event that a court of competent jurisdiction or an arbitrator determines that Executive has violated Section 10 or Section 11 hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Executive (other than $1,000) shall be immediately repaid by the Executive to the Company.

EXECUTION VERSION

13. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 13 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

14. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown

on the records of the Company

If to the Company:

Sarepta Therapeutics, Inc.

215 First St.

Cambridge, MA 02142

Attention: Ty Howton, General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control except in the case of any such form, award, plan or policy approved by the shareholders of the Company in which case the terms such form, award, plan or policy shall prevail.

16. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

EXECUTION VERSION

17. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company, other than injunctive relief under Section 12 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in Boston, Massachusetts (applying Massachusetts law) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne entirely by the Company.

19. INDEMNIFICATION. The Company hereby agrees to indemnify Executive and hold Executive harmless to the fullest extent permitted by law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company and the Company’s affiliates. These obligations shall survive the expiration of the Employment Term and the termination of Executive’s employment with the Company.

20. LIABILITY INSURANCE. The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors. These obligations shall survive the expiration of the Employment Term and the termination of Executive’s employment with the Company.

21. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement, together with all exhibits hereto, the Confidentiality Agreement and the CIC Severance Agreement, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to the choice of law principles thereof.

EXECUTION VERSION

22. REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder. In addition, the Executive acknowledges that the Executive is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to the Executive in compliance with any policy Company may adopt in connection therewith.

23. LEGAL FEES. Within thirty (30) days upon presentation of appropriate documentation, the Company shall pay all reasonable and documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of this Agreement and other documents relating to equity arrangements, up to a maximum of $20,000.

24. TAX WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

25. CODE SECTION 409A COMPLIANCE.

(a) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then

EXECUTION VERSION

with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A (and not otherwise exempt under Code Section 409A) payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 25 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. In no event shall the timing of Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

26. CLAWBACK. Notwithstanding anything herein to the contrary, the Executive agrees and acknowledges that his cash and non-cash incentive compensation (whether provided under this Agreement or otherwise) shall be subject to the terms and conditions of the Company’s Incentive Compensation Recoupment Policy approved by the Company in April 2016, as amended from time to time. Notwithstanding the foregoing, the Executive agrees that incentive compensation, as defined under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time (“Dodd-Frank”), payable to the Executive under the Company’s bonus plans, this Agreement or any other plan, arrangement or program established or maintained by the Company shall be subject to any clawback policy adopted or implemented by the Company in respect of Dodd-Frank, or in respect of any other applicable law or regulation. Further, any shares acquired pursuant to the vesting of the Restricted Stock Award (or any other similar award) or pursuant to the exercise of the Performance Option Award (or any other option) shall be subject to clawback by the Company as a result of any act or omission that involves the Executive’s fraud or any act or omission of the Executive that constitutes Cause, as defined in Section 7(c) hereof.

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SAREPTA THERAPEUTICS, INC.

By:	/s/ M. Kathleen Behrens, Ph.D.
Name:	M. Kathleen Behrens, Ph.D.
Title:	Chairwoman of the Board

EXECUTIVE

By:	/s/ Douglas S. Ingram
Name:	Douglas S. Ingram

EXECUTION VERSION

EXHIBIT A

PERFORMANCE OPTION AWARD VESTING EXAMPLES

Example A: Company CAGR Exceeds Biotech Index CAGR by 3% at 18 Months:

Assume Executive is terminated by the Company without Cause (outside of a Change in Control) 18 months after the date of grant, when the Company CAGR is 23% and the Biotech Index CAGR is 20%. The vesting percentage is 8.33% (pursuant to the table in Section 5(b) of the Employment Agreement). The Performance Option Award would pro rata vest as follows:

3,300,000 shares × 0.0833 ×	18	= 82,467 shares underlying the option vest
60

Assume the same facts apply, but the Executive’s termination without Cause occurs on a Change in Control:

3,300,000 shares × 0.0833 × 0.50 = 137,455 shares underlying the option vest

Example B: Company CAGR Exceeds Biotech Index CAGR by 6% at 18 Months:

Assume Executive is terminated by the Company without Cause (outside of a Change in Control) 18 months after the date of grant, when the Company CAGR is 26% and the Biotech Index CAGR is 20%. The vesting percentage is 50% (pursuant to the table in Section 5(b) of the Employment Agreement). The Performance Option Award would pro rata vest as follows:

3,300,000 shares × 0.50 ×	18 60	= 495,000 shares underlying the option vest

Assume the same facts apply, but the Executive’s termination without Cause occurs on a Change in Control:

3,300,000 shares × 0.50 × 0.50   =   825,000 shares underlying the option vest

Example C: Company CAGR Exceeds Biotech Index CAGR by 7% at Year 4:

Assume Executive is terminated by the Company without Cause (outside of a Change in Control) 4 years after the date of grant, when the Company CAGR is 36% and the Biotech Index CAGR is 29%. The vesting percentage is 83.33% (pursuant to the table in Section 5(b) of the Employment Agreement). The Performance Option Award would pro rata vest as follows:

3,300,000 shares × 0.8333 ×	48 60	= 2,199,912 shares underlying the option vest

Assume the same facts apply, but the Executive’s termination without Cause occurs on a Change in Control: The number of pro rata vested shares would be the same as above (2,199,912 shares underlying the option would vest).

These examples are provided for illustration purposes only. Capitalized terms used herein shall have the meaning set forth in the Employment Agreement and the CIC Severance Agreement.

EXECUTION VERSION

EXHIBIT B

GENERAL RELEASE

GENERAL RELEASE (the “Release”), by Douglas S. Ingram (the “Executive”) in favor of Sarepta Therapeutics, Inc. (the “Company”) and the Company Releasees (as hereinafter defined), dated as of [●].

Capitalized terms used herein but not specifically defined shall have the meanings set forth in the Employment Agreement between Executive and the Company, dated as of June 26, 2017 (the “Employment Agreement”).

WHEREAS, in connection with the termination of Executive’s employment, the Company has agreed to provide Executive with the payments and benefits set forth in the Employment Agreement, subject to the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1. General Release. Executive, for Executive and for Executive’s heirs, executors, administrators, successors and assigns (referred to collectively as “Releasors”) hereby irrevocably and unconditionally, and knowingly and voluntarily, waives, terminates, cancels, releases and discharges forever the Company, and its subsidiaries, affiliates and related entities, and any and all of their respective predecessors, successors, assigns and employee benefit plans, together with each of their respective owners, assigns, agents, directors, general and limited partners, shareholders, directors, officers, employees, attorneys, advisors, trustees, fiduciaries, administrators, agents or representatives, and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “Company Releasees”) from any and all charges, allegations, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, including those arising from or related to the Executive’s Change in Control and Severance Agreement, dated June 26, 2017, known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or the Releasors ever had, now have, may have, or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company or any of the other Company Releasees: (a) from the beginning of time to the date upon which Executive signs this Agreement, (b) arising out of, or relating to, Executive’s employment with the Company and/or the termination of Executive’s employment; or (c) arising out of or related to any agreement or arrangement between Executive and/or any Company Releasees. This Release includes, without limitation, all claims for attorneys’ fees and punitive or consequential damages and all claims arising under any federal, state and/or local labor, employment, whistleblower and/or anti-discrimination laws and/or regulations, including, without limitation, the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Civil Rights Act of 1991, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the

EXECUTION VERSION

Worker Adjustment Retraining and Notification Act and the Family Medical Leave Act, the Massachusetts Fair Employment Practices Statute (M.G.L. c. 151B § 1, et seq.), the Massachusetts Equal Rights Act (M.G.L. c. 93, §102), the Massachusetts Civil Rights Act (M.G.L. c. 12, §§ 11H & 11I), the Massachusetts Privacy Statute (M.G.L. c. 214, § 1B), the Massachusetts Sexual Harassment Statute (M.G.L. c. 214, § 1C), the Massachusetts Wage Act (M.G.L. c. 149 § 148, et seq.), the Massachusetts Minimum Fair Wages Act (M.G.L. c. 151 § 1, et seq.), the Massachusetts Equal Pay Act (M.G.L. c. 149, § 105A), and any similar Massachusetts or other state or federal statute, including all amendments to any of the aforementioned acts or under any common law or equitable theory including, but not limited to, tort, breach of contract, fraud, fraudulent inducement, promissory estoppel or defamation, and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other matters related in any way to the foregoing; provided, however, that nothing in this Release shall release or impair any rights that cannot be waived under applicable law.

2. Surviving Claims. Notwithstanding anything herein to the contrary, this Release shall not:

a. limit or prohibit in any way Executive’s (or Executive’s beneficiaries’ or legal representatives’) rights to bring an action to enforce the terms of the Employment Agreement1 or this Release, or for the Company’s reimbursement of business expenses incurred by Executive but unpaid in accordance with the Company’s expenses reimbursement policies;

b. release any claim for employee benefits under plans covered by the Employee Retirement Income Security Act of 1974, as amended, to the extent that such claims may not lawfully be waived, or for any payments or benefits under any benefit plans of the Company and its affiliates in which Executive was a participant as of the date of termination of Executive’s employment that have accrued or vested in accordance with and pursuant to the terms of those plans;

c. release any claims for indemnification (i) in accordance with applicable laws or the corporate governance documents of the Company or its affiliates in accordance with their terms as in effect from time to time, (ii) pursuant to any applicable directors and officers insurance policy with respect to any liability incurred by Executive as an officer or director of the Company or its affiliates in accordance with the terms thereof or (iii) pursuant to the terms of Sections 19 and 20 of the Employment Agreement.

3. Executive Representations. Executive represents and warrants that the Releasors have not filed any civil action, suit, arbitration, administrative charge, complaint, lawsuit or legal proceeding against any Company Releasee nor has any Releasor assigned, pledged, or hypothecated, as of the Effective Date, Executive’s claim to any person and no other person has an interest in the Claims that Executive is releasing.

[1]	The specifics of the actual payments will be added consistent with the Employment Agreement.

EXECUTION VERSION

4. Acknowledgements by Executive. Executive acknowledges and agrees that Executive has read this Release in its entirety and that this Release is a general release of all known and unknown rights and Claims, including, without limitation, of rights and Claims arising under ADEA. This Release specifically includes a waiver and release of Claims that Executive has or may have regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay), as well as Claims for retaliation under the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act. Executive further acknowledges and agrees that:

a. this Release does not release, waive or discharge any rights or claims that may arise for actions or omissions after the date of this Release;

b. Executive is entering into this Release and releasing, waiving and discharging rights or claims only in exchange for consideration which Executive is not already entitled to receive;

c. Executive has been advised, and is being advised by this Release, to consult with an attorney before executing this Release, and Executive has consulted with counsel of Executive’s choice concerning the terms and conditions of this Release;

d. Executive has been advised, and is being advised by this Release, that Executive has forty-five (45) days within which to consider this Release, and Executive hereby acknowledges that in the event that Executive executes this Release prior to the expiration of the 45-day period, Executive waives the balance of said period and acknowledges that Executive’s waiver of such period is knowing, voluntary and has not been induced by the Company or any Company Releasee through fraud, misrepresentation, or threat; and

e. Executive is aware that this Release shall become null and void if Executive revokes Executive’s agreement to this Release within seven (7) days following the date of execution of this Release. Executive may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to the General Counsel of the Company at 215 First Street, Cambridge, MA 02142, written notice of Executive’s revocation of this Release no later than 5:00 p.m. Eastern Time on the seventh (7th) full day following the date of execution of this Release (the “Effective Date”).

5. Additional Agreements. Nothing in this Agreement shall prohibit Executive from filing a charge with, providing information to or cooperating with any governmental agency and in connection therewith obtaining a reward or bounty, but Executive agrees that should any person or entity file or cause to be filed any civil action, suit, arbitration, or other legal proceeding seeking equitable or monetary relief concerning any claim released by Executive herein, neither the Executive nor any Releasor shall not seek or accept any such damages or relief from or as the result of such civil action, suit, arbitration, or other legal proceeding filed by Executive or any action or proceeding brought by another person, entity or governmental agency. In addition, nothing in this Release shall be construed to prohibit Executive from (a) reporting or disclosing information under the terms of the Company’s Reporting Suspected Violations of Law

EXECUTION VERSION

Policy or (b) reporting possible violations of federal and/or state law or regulations, including any possible securities laws violations, to any governmental agency or entity, including the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; making any other disclosures that are protected under the whistleblower provisions of federal and/or state law or regulations; otherwise fully participating in any federal and/or state whistleblower programs, including any such programs managed by the U.S. Securities and Exchange Commission or the Occupational Safety and Health Administration; or receiving individual monetary awards or other individual relief by virtue of participating in any such federal and/or state whistleblower programs (it being understood that prior authorization of the Company is not required to make any such reports or disclosures, and the Executive is not required to notify the Company that he or she has made such reports or disclosures). Additionally, the Executive acknowledges and understands that under the Federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) to the Executive’s attorney in relation to a lawsuit for retaliation against the Executive for reporting a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal

6. Amendment. No provision of this Release may be modified, changed, waived or discharged unless such waiver, modification, change or discharge is agreed to in writing and signed by the Company and the Executive.

IN WITNESS WHEREOF, the Executive has signed this Release on the date set forth below.

EXECUTIVE

By:
Name:	Douglas S. Ingram

Date:

EXECUTION VERSION

EXHIBIT C

CONFIDENTIAL PROPRIETARY RIGHTS AND NON-DISCLOSURE AGREEMENT

This Confidential Proprietary Rights and Non-Disclosure Agreement (this “Agreement”) is entered into as of the 26th day of June, 2017 (the “Effective Date”), by and between Sarepta Therapeutics, Inc., a Delaware corporation, (“Sarepta”) and Douglas S. Ingram (“Employee”) (each, a “Party” and, collectively, the “Parties”).

RECITALS

A.	Employee will be engaged as an employee to provide services to Sarepta (the “Services”) as an at-will employee.

B.	Employee will have access to certain material, non-public information about Sarepta.

C.	As a condition precedent to providing such information to the Employee in connection with the Services and Employee’s employment, the Parties have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants expressed herein and other valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows.

AGREEMENT

1.	Definitions. For the purposes of this Agreement:

1.1	“Affiliate” of a Party means any entity that a Party directly or indirectly controls, or is controlled by, including but not limited to employees, agents, and entities.

1.2	“Representative” means, with respect to either Party, such Party’s members, managers, partners, Affiliates, attorneys, advisors, potential lenders, potential co-investors, directors, officers, employees, agents, representatives, or family members.

1.3

“Confidential Information” means any business, marketing, technical, or other information in tangible or intangible form disclosed by Sarepta (or any of its Affiliates) to Employee that, at the time of disclosure, is designated as confidential (or like designation), is disclosed in circumstances of confidence, or would be understood by the Parties (or their Affiliates and Representatives), exercising reasonable business judgment, to be confidential. This includes information that is conceived, compiled, developed, discovered or received by, or made available to Employee during his/her Employment, and whether or not while engaged in performing work for Sarepta. Confidential Information includes information, both written and oral, relating to Inventions, Work Product, trade secrets and other proprietary information, technical data, products, services, unpublished financial information or projections, business, marketing and

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strategic plans, future service and product development plans, legal affairs, suppliers, customers, prospects, opportunities, contracts or assets of Sarepta (or any of its Affiliates). It specifically includes but is not limited to Sarepta (or any of its Affiliates’) business plans, product concepts, technical know-how, methods of and other information relating to operations, development strategies, distribution arrangements, financial data, marketing plans, and business practices, policies, or objectives. Confidential Information also includes any information which has been made available to Sarepta (or any of its Affiliates) by or with respect to third parties and which Sarepta (or any of its Affiliates) is obligated to keep confidential.

1.4	“Invention” means any product, device, technique, know-how, computer program, algorithm, method, process, procedure, improvement, discovery or invention, whether or not patentable or copyrightable and whether or not reduced to practice, that (a) is within the scope of Sarepta’s (or any of its Affiliates’) business, research or investigations or results from or is suggested by any work performed by me for Sarepta (or any of its Affiliates) and (b) is created, conceived, reduced to practice, developed, discovered, invented or made by Employee during the Term, whether solely or jointly with others, and whether or not while engaged in performing work for Sarepta.

1.5	“Material” means any product, prototype, model, document, diskette, tape, picture, design, recording, writing or other tangible item which contains or manifests, whether in printed, handwritten, coded, magnetic or other form, any Confidential Information, Invention or Proprietary Right.

1.6	“Proprietary Right” means any patent, copyright, trade secret, trademark, trade name, service mark, maskwork or other protected intellectual property right in any Confidential Information, Invention or Material.

1.7	“Work Product” means any information, created by Employee, Sarepta (or any of its Affiliates), and/or jointly by Employee and Sarepta (or any of its Affiliates) during Employee’s employment with Sarepta in connection with Sarepta’s (or any of its Affiliates’) research, development and commercialization of drugs and related products, including but not limited to, data, reports, analysis, summaries, formulae, ideas, research, developments, inventions (patentable or not), processes, designs, drawings, works, clinical data and analysis, biological materials, chemical formulas, trade secrets, concepts, know-how, improvements, techniques, products, and any and all results of the research and development process.

1.8	“Term” means the term of Employee’s employment or independent contracting relationship with the Sarepta, whether on a full-time or part-time basis, as well as the period preceding execution of this Agreement, retroactive to the first date of Employee’s employment.

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2.	Disclosure, Use Restrictions and Proprietary Rights.

2.1	Disclosure and Use.

2.1.1	Except as expressly provided in this Agreement, during the Term and thereafter, Employee shall retain all Confidential Information in confidence and shall not directly or indirectly, disclose, reveal, divulge, publish or otherwise make known any of the Confidential Information for any reason or purpose whatsoever without Sarepta’s prior written consent, which may be withheld at Sarepta’s sole discretion, and solely on a need to know basis used only in accordance with this Agreement. Employee shall take all steps necessary to safeguard and protect the Confidential Information from unauthorized access, use or disclosure by or to others, including but not limited to, maintaining appropriate security measures. The obligations of confidence set forth in this Agreement shall extend to any of Employee’s Representatives that may receive Confidential Information and Employee shall be responsible for any breach of this Agreement by his or her Representatives.

2.1.2	In accordance with Section 2.4 below, Employee shall notify Sarepta immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement by Employee or his or her Representatives, and will cooperate with Sarepta to assist Sarepta to regain possession of the Confidential Information and prevent its further unauthorized use or disclosure.

2.2	Exemptions. Employee shall not be bound by the obligations restricting disclosure and use set forth in this Agreement with respect to Confidential Information, or any part thereof, which: (i) was known by Employee prior to disclosure; (ii) was lawfully in the public domain prior to its disclosure, or becomes publicly available other than through a breach of this Agreement; (ii) was disclosed to Employee by a third party, provided such third party is not in breach of any confidentiality obligation in respect of such information; (iv) is independently developed by Employee, where the burden is on Employee to prove independent development; or (v) is disclosed when such disclosure is compelled pursuant to legal, judicial or administrative proceedings, or otherwise required by law, subject to Employee giving reasonable prior notice to Sarepta to allow Sarepta to seek protective court orders. The foregoing exemptions shall extend to any Representatives that receive or have received Confidential Information.

2.3	Proprietary Rights. During the Term, Employee (including his or her Representatives) shall not acquire any rights, express or implied, in the Confidential Information of Sarepta (including its Affiliates), except for the limited use specified in this Agreement. The Confidential Information, including all right, title and interest therein, remains the sole and exclusive property of Sarepta (and/or its Affiliates).

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2.4	Compulsory Disclosure. If Employee is legally compelled to disclose any of the Confidential Information, Employee shall promptly provide written notice to Sarepta to enable Sarepta (at its sole cost and expense) to seek a protective order or other appropriate remedy to avoid public or third-party disclosure of its (or its Affiliates’) Confidential Information. If such protective order or other remedy is not obtained, Employee shall furnish only so much of the Confidential Information that it is legally compelled to disclose, and shall exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. Employee shall cooperate with and assist Sarepta, at Sarepta’s expense, in seeking any protective order or other relief requested pursuant to this Section 2.4.

3.	Ownership of Confidential Information, Inventions, Materials, Work Product and Proprietary Rights.

3.1	Sarepta (and/or its Affiliates) will be the exclusive owner of all Confidential Information, Inventions, Materials, Work Product and Proprietary Rights. To the extent applicable, all Materials will constitute “works for hire” under applicable copyright laws. Employee will not at any time use Sarepta’s (or any of its Affiliates’) name, trademarks, trade names or other Proprietary Rights in any advertising or publicity without Sarepta’s consent.

3.2	Employee hereby assigns and transfers, and agrees to assign and transfer, to Sarepta all rights and ownership that Employee has or will have in Confidential Information, Inventions, Materials, Work Product and Proprietary Rights, subject to the limitations set forth in Section 3.5 and the Notice in Section 3.6 below. Further, Employee waives any moral rights that Employee may have in any Confidential Information, Inventions, Materials, Work Product and Proprietary Rights. Employee will take such action (including signature and assistance in preparation of documents or the giving of testimony) as may be requested by Sarepta to evidence, transfer, vest or confirm Sarepta’s rights and ownership in Confidential Information, Inventions, Materials, Work Product and Proprietary Rights. Employee agrees to keep and maintain adequate and current written records of all Inventions and Proprietary Rights during the Term. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Sarepta. The records will be available to and remain the sole property of Sarepta at all times. Employee will not contest the validity of any Proprietary Right, or aid or encourage any third party to contest the validity of any Proprietary Right of Sarepta.

3.2.1	If Sarepta is unable for any reason to secure Employee’s signature to fulfill the intent of the foregoing paragraph or to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions assigned to Sarepta above, then Employee irrevocably appoints Sarepta and its authorized agents as Employee’s agent and attorney in fact, to transfer, vest or confirm Sarepta’s rights and to execute and file any such applications and to do all other lawful acts to further the prosecution and issuance of letters patent or copyright registrations with the same legal force as if done by Employee.

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3.3	Except as required for performance of Employee’s work for Sarepta or as authorized in writing by Sarepta, Employee will not (a) use, disclose, sell, publish or distribute any Confidential Information, Inventions, Materials, Work Product or Proprietary Rights or (b) remove any Materials from Sarepta’s (or its Affiliates’) premises. Employee shall maintain at his or her work station and/or any other place under his or her control only such Confidential Information, Inventions, Materials, Work Product and Proprietary Rights as Employee has a current “need to know,” and will return it when that need no longer exists. Employee shall not make copies of or otherwise reproduce Sarepta’s (or any of its Affiliates’) Confidential Information, Inventions, Materials or Proprietary Rights, unless there is a legitimate business need of Sarepta for reproduction.

3.4	Employee will promptly disclose to Sarepta all Confidential Information, Inventions, Materials or Proprietary Rights, as well as any business opportunity which comes to Employee’s attention during the Term and which relates to Sarepta’s (or any of its Affiliates’) business or which arises as a result of Employee’s employment with Sarepta. Employee will not take advantage of or divert any such opportunity for the benefit of Employee or any other person either during or after the Term without the prior written consent of Sarepta.

3.5	Exhibit A is a list describing inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to the Term (collectively referred to as “Prior Inventions”), which belong to Employee, which relate to Sarepta’s (or any of its Affiliates’) current or proposed business, products or research and development, and which are not assigned to Sarepta (or any of its Affiliates); or, if no such list is attached, Employee represents that there are no such Prior Inventions. If, during the Term, Employee incorporates or allows Sarepta (or any of its Affiliates) to incorporate into a Sarepta product (or a product of any of its Affiliates), process or machine a Prior Invention owned by Employee or in which Employee has an interest, Sarepta is granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, offer to sell, and sell such Prior Invention as part of or in connection with such product, process or machine. If, during the Term, Employee incorporates or allows Sarepta (or any of its Affiliates) to incorporate into a Sarepta product (or a product of any of its Affiliates), process or machine a Prior Invention not listed in Exhibit A (Non-Listed Prior Invention), Employee shall provide to Sarepta within thirty (30) days written notice of such Non-Listed Prior Invention and written documentation proving Employee’s rights to or ownership interest in that Non-Listed Prior Invention. Employee agrees that failure to timely provide such written notice and documentation bars Employee from asserting against Sarepta (or any of its Affiliates) any rights to or ownership interest in the Non-Listed Prior Invention.

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3.6	NOTICE: Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate Employee to assign or offer to assign to Sarepta (or any of its Affiliates) any of Employee’s rights in an invention for which no equipment, supplies, facilities or trade secret information of Sarepta (or any of its Affiliates) was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) directly to the business of Sarepta (or any of its Affiliates) or (ii) to Sarepta’s (or any of its Affiliates’) actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for Sarepta (or any of its Affiliates).

4.	Remedies. Employee acknowledges and agrees that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law, and that the breach or threatened breach of this Agreement by the Employee or any of his or her Representatives would cause Sarepta (and its Affiliates) irreparable harm and that money damages would not be an adequate remedy. Employee agrees on behalf of him or herself and his or her Representatives that Sarepta (and its Affiliates) shall be entitled to equitable relief, including, without limitation, an injunction or injunctions (without the requirement of posting a bond, other security or any similar requirement or proving any actual damages), to prevent breaches or threatened breaches of this Agreement by Employee or any of his or her Representatives and to specifically enforce the terms and provisions of this Agreement, this being in addition to any other remedy to which Sarepta (or its Affiliates) may be entitled at law or in equity.

5.	Indemnification. Employee shall indemnify and defend Sarepta and its Affiliates and Representatives and each of their respective directors, officers, employees, managers, members, partners, shareholders, agents and affiliates (collectively, the “Indemnified Persons”) against and hold each Indemnified Person harmless from any and all liabilities, obligations, losses, damages, costs, expenses, claims, penalties, lawsuits, proceedings, actions, judgments, disbursements of any kind or nature whatsoever, interest, fines, settlements and reasonable attorneys’ fees and expenses that the Indemnified Persons may incur, suffer, sustain or become subject to arising out of, relating to, or due to the breach of this Agreement by Employee or any of his or her Representatives. The provisions of this Section 4 shall survive indefinitely any termination of this Agreement, the completion or the termination of Employee’s employment.

6.	Securities Laws. Employee hereby acknowledges that Sarepta is a publicly traded company. Employee hereby acknowledges that Employee is aware that federal and state securities laws prohibit any person who has received material, non-public information (information about Sarepta or its business that is not generally available to the public) concerning Sarepta, including, without limitation, the matters that are the subject of this Agreement, from purchasing or selling securities of Sarepta while in possession of such non-public information, and from communicating that information to any other person who may purchase or sell securities of Sarepta or otherwise violate such laws. Employee specifically acknowledges these obligations and agrees to be bound by them, including, without limitation, Sarepta’s insider trading policies in existence as of the Effective Date and as may be adopted or changed in the future.

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7.	Term of Confidentiality Obligation.

7.1	Term. The confidentiality obligations set forth in this Agreement shall continue with regard to an item of information as long as that information continues to meet the definition of “Confidential Information” and is not exempt under Section 22.

7.2	Return of Confidential Information. At any time upon written request by Sarepta, Employee shall return or destroy all documents or other materials embodying Confidential Information, shall retain no copies thereof, and shall certify in writing that such destruction or return has been accomplished. The confidentiality obligations set forth in this Agreement shall survive any termination of the Agreement.

8.	Further Obligations.

8.1	During the Term, Employee will not, directly or indirectly, engage in, be employed by, perform services for or otherwise participate in any competing business or any other activity which conflicts with the commercial interests of Sarepta (or any of its Affiliates).

8.2	Employee’s execution, delivery and performance of this Agreement and the performance of Employee’s other obligations and duties to Sarepta (and any of its Affiliates) will not cause any breach, default or violation of any other employment, nondisclosure, confidentiality, consulting or other agreement to which Employee is a party or by which Employee may be bound. Attached as Exhibit B is a list of all prior agreements now in effect under which Employee has agreed to keep information confidential or not to compete or solicit employees of any person.

8.3	Employee agrees he or she will not use in performance of Employee’s work for Sarepta or disclose to Sarepta (or any of its Affiliates) any trade secret, confidential or proprietary information of any prior employer or other person if and to the extent that such use or disclosure may cause a breach, default or violation of any obligation or duty that I owe to such other person (e.g., under any agreement or applicable law). Employee’s compliance with this paragraph will not prohibit, restrict or impair the performance of Employee’s work, obligations and duties to Sarepta (and its Affiliates).

9.	Termination of Relationship.

9.1

Employee hereby authorizes and specifically agrees to allow Sarepta to deduct from his or her wages the value of any Sarepta property (including equipment, goods, or other items provided to me by Sarepta during my employment) which he or she fails to return when requested to do so by Sarepta, provided that such deduction (a) does not exceed the cost of the item, (b) does not reduce Employee’s salary below the statutory minimum applicable to exempt employees, (c) is not made for normal wear and tear on or nonwillful loss or breakage of the

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provided item(s), and (d) is accompanied with a list of all items for which deductions are being made. Employee also agrees that if Sarepta loans him or her any money or advances Employee paid leave before it is earned or accrued, that Sarepta can deduct from Employee’s wages the value of the balance of the unpaid loan or unaccrued paid leave.

9.2	Employee agrees that at the end of the Term Employee will deliver to Sarepta (and will not keep in his or her possession, re-create or deliver to anyone else) any and all Materials and other property belonging to Sarepta, its successors or assigns.

9.3	Employee agrees that after the Term, Sarepta may disclose this Agreement to his or her new employer or another person to notify them of Employee’s rights and obligations under this Agreement.

10.	Employment at Will. Unless stated otherwise in a separately executed Employment Agreement between Employee and Sarepta, Employee agrees that his or her employment is “at will” which means that it can be terminated at any time by Employee or Sarepta, with or without cause and with or without notice. Employee agrees that any promise or obligation that his or her employment be on any other basis than “at will” is invalid unless in writing signed by the Chairwoman/Chairman of Sarepta’s Board of Directors.

11.	General.

11.1	Waiver. The failure of Sarepta to claim a breach of any term of this Agreement shall not constitute a waiver of such breach or the right of Sarepta to enforce any subsequent breach of such term.

11.2	Assignment. This Agreement shall be binding on and inure to the benefit of each Party and their respective successors and assigns.

11.3	Severability. In the event that any provision of this Agreement is found to be invalid, void or unenforceable, the Parties agree that unless such provision materially affects the intent and purpose of this Agreement, such invalidity, voidability or unenforceability shall not affect the validity of this Agreement nor the remaining provisions herein.

11.4	Governing Law. This Agreement shall be covered by the laws of Massachusetts, without regard to that state’s conflict of law principles and without regard to Employee’s relocating to any other state in which Sarepta does business. The parties agree that the exclusive jurisdiction for any legal action shall be Middlesex County, Massachusetts.

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11.5	Entire Agreement. This Agreement, along with any non-conflicting provisions of any Employment Agreement that Employee may have signed, constitutes the entire agreement between the parties on the subject matter hereof and supersedes all prior agreements, communications and understandings of any nature whatsoever, oral or written. In the event of any conflict, this Agreement controls. This Agreement may not be modified or waived orally and may be modified only in a writing signed by a duly authorized representative of both parties. Nothing herein shall constitute an offer or guarantee of future employment for Employee by Sarepta.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives and to be effective on the Effective Date.

Sarepta Therapeutics, Inc.	Douglas S. Ingram

By:	By:

Name: M. Kathleen Behrens, Ph.D. Title: Chairwoman of the Board

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Exhibit A

Exhibit A is a list describing inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to the Term (collectively referred to as “Prior Inventions”), which belong to Employee, which relate to Sarepta’s current or proposed business, products or research and development, and which are not assigned to Sarepta; or, if no such list is attached, Employee represents that there are no such Prior Inventions.

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Exhibit B

Exhibit B is a list of all prior agreements now in effect under which Employee has agreed to keep information confidential or not to compete or solicit employees of any person; or, if no such list is attached, Employee represents that there are no such prior agreements.